EXHIBIT 107

Calculation of Filing Fee Tables

F-3

(Form Type)

HSBC Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	7.336% Fixed Rate/Floating Rate Senior Unsecured Notes due 2026	457(o)	$1,750,000,000	100%	$1,750,000,000	$110.20 per $1 million	$192,850

Fees to Be Paid	Debt	7.390% Fixed Rate/Floating Rate Senior Unsecured Notes due 2028	457(o)	$2,250,000,000	100%	$2,250,000,000	$110.20 per $1 million	$247,950

	Total Fee Due							$440,800

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $4,000,000,000.